MMC Energy, Inc.
26 Broadway, Suite 960
New York, New York 10004

February 7, 2008

Karl W. Miller
411 Bradley Creek Point Road
Wilmington, North Carolina 28403

Re: Separation Agreement

Dear Karl:

This will confirm the agreement (the “Agreement”) that has been reached with you in connection with your separation of employment from MMC Energy, Inc. (the “Company”).

1.
Your last day of employment with the Company was December 18, 2007. You and the Company agree that your duties as Chief Executive Officer ceased upon the Board of Directors of the Company removing you from such position on December 9, 2007, and that after December 18, 2007, you no longer served as an officer of the Company, or any of its subsidiaries, divisions, joint ventures or other affiliates. Moreover, you hereby confirm your resignations from any and all of your positions as a director of the Company, and any of its subsidiaries, divisions, joint ventures or other affiliates, effective as of the Payment Date (as defined in Paragraph 2 below), and agree that (a) you shall take such further actions as requested by the Company to effectuate the foregoing, and (b) such resignation was not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

2.
(a) In consideration of your obligations set forth in this Agreement, including, but not limited to your consent to the General Release set forth in paragraph 8 below, the Company hereby agrees to pay you (i) One Million One Hundred Thousand dollars ($1,100,000) (gross) and (ii) Twenty One Thousand, Seven Hundred Sixty-Two dollars ($21,762) (gross), less all applicable federal, state and local withholding taxes and deductions (collectively, the "Severance Payment"), which amount shall be paid in a lump sum, pursuant to wire transfer instructions designated by you, no later than five (5) business days following the Effective Date of this Agreement (as defined in paragraph 13 below) (the "Payment Date").

(b) In further consideration of your obligations set forth in this Agreement, in the event that you elect to receive continuation coverage in the Company's medical plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company agrees to pay for the cost of such continuation coverage for eighteen (18) months. COBRA continuation coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and of the medical plan of the Company, which may be amended from time to time. You have notified the Company of your intention to elect COBRA continuation coverage and will sign such paperwork as is necessary to effectuate same.

3.
You acknowledge that the Severance Payment is in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, or any of its subsidiaries and affiliates, including but not limited to your employment agreement of May 2006 (the "Employment Agreement"). You shall not be eligible to receive benefits under any employee benefit plans or compensation arrangements of the Company, or any of its subsidiaries or affiliates, subsequent to December 18, 2007, with the exception of (a) your right to elect COBRA continuation coverage, and (b) any vested benefits you may have in the Company's 401(k) plan as of December 18, 2007 (together with any accrued earnings in the 401(k) plan to date). For the avoidance of doubt, the Severance Payment shall not count towards your 401(k) contributions.

4.
In consideration of the premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby assign, convey, or otherwise transfer to the Company, all rights, title, and interest in any and all Intellectual Property Rights, acquired, obtained, created or maintained in connection with your employment by or association with the Company, including, without limitation, Intellectual Property Rights obtained or created prior to formation of the Company and subsequently used by the Company. For the purpose of this Agreement, "Intellectual Property Rights" means: (1) any U.S. or foreign patents, utility models and industrial designs, and applications (whether provisional or otherwise) therefor of all countries of the world (including any and all divisions, requests for continued reexamination, continued prosecution applications, continuations-in-part, reissues, and re-examinations thereof); (2) any copyrights and copyrighted works of any country, whether registered or unregistered, including website content: (3) any U.S. or foreign trademarks, whether registered or unregistered, maskworks, trade dress, trade names, business names, service marks, brands, marks slogans, Internet domain names, including but not limited to the names MMC Energy, Inc. and MMC Energy, LLC, as well as other uses specifically directed to the use of the name MMC Energy (and all variations thereof), and the Internet domain names www.mmcenergy.com and www.mmcnorthamerica.com, icons, and logos, and registrations and applications therefor, including all common law rights and all goodwill associated with any of the foregoing; (4) any protectible or proprietary interest, whether registered or unregistered in know-how, trade secrets, database rights, invention disclosures and applications, software (including source and object code), operating manufacturing procedures, designs, specifications and the like; (5) any protectible or proprietary interest in any similar intangible asset of a technical, scientific or creative nature; and (6) any protectible or proprietary interests in or to any documents or other tangible media containing any of the foregoing. Upon the Company's request, you agree that you shall assist the Company or anyone it designates in filing patent, trademark or copyright applications worldwide relating to the Intellectual Property Rights. You are delivering herewith executed transfer documentation to cause the transfer to the Company, as of the Effective Date, of the domains www.mmcenergy.com and www.mmcnorthamerica.com and you further agree that you shall execute all papers and take all other actions necessary and advisable, in the Company's opinion, to file and prosecute such applications and to transfer to the Company all Internet domain names including but not limited to www.mmcenergy.com and www.mmcnorthamerica.com. You represent and warrant that you: (1) have the power and authority to assign, convey or otherwise transfer full and complete ownership of such Intellectual Property Rights to the Company, in accordance with this Agreement; and (2) have no obligations to any third party (whether by law or by contract) that could in any way prohibit or limit you from assigning, conveying or otherwise transferring full and complete ownership to the Intellectual Property Rights, provided that, to your knowledge, another entity currently uses the MMC Energy name in Europe (see http://www.mmcenergy-europe.com/ ), and you represent that you have no rights in connection with that entity’s use of the name MMC Energy and therefore cannot assign or convey any such rights in connection with that entity’s use of the name MMC Energy.

5.
All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, whether or not otherwise containing Confidential Information (as defined in Section 12 of the Employment Agreement), that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its subsidiaries or affiliates, as applicable. You agree that you have returned all such Property to the Company (or, to the extent that you have not, that you immediately will do so). Without limitation, pursuant to the foregoing paragraph you shall return any and all of the Company's computer back-up tapes and other storage devices (e.g., disk drives, flash drives, CD-Roms, DVD's, computer disks, etc.) within two business days after execution of this Agreement and shall not retain in your possession any copies, duplicates, reproduction or excerpts of the same. Notwithstanding the foregoing, the Company acknowledges that (i) you may retain the Dell laptop computer currently in your possession and the Dell desktop computer currently in your possession, and (ii) the Company agrees to send to you, and you may retain, any hard copies and electronic files in its possession relating to Newmarket Power Company and MMC Energy Fund, provided that the Company reserves the right to retain in its sole discretion any copies of the same.

6.
You agree to keep the terms of this Agreement confidential and not to disclose the Agreement or the terms thereof to any person, except (a) to your immediate family (including Joseph Hearne) and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; (c) to a prospective employer from whom you are seeking subsequent employment; or (d) as may be required by law or in any proceeding to enforce this Agreement. In the case of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality. You acknowledge that the Company is a reporting company under the Securities Exchange Act of 1934 and will be required to make disclosure of the terms of this Agreement and/or file this agreement as an exhibit to its public filings.

7.
You agree not to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of (a) disparaging or otherwise impugning the business or management of the Company or any of its subsidiaries or affiliates, or any of their respective officers, directors, agents, counsel, representatives or employees, or (b) interfering with, impairing or disrupting the normal operations of the Company or any of its subsidiaries or affiliates. The Company agrees that it will not knowingly permit its senior officers and directors to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of disparaging or otherwise impugning you, your business or your reputation and the Company shall advise its senior officers and directors of this obligation.

8.
(a) You, your heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, partners, shareholders, employees, representatives, attorneys, agents, and each of their predecessors, successors and assigns, and any and all employee pension or welfare benefits plans of the Company, including current and former trustees and administrators of these plans, and each of their predecessors, successors and assigns (collectively, the "Releasees"), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the "General Release"). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Rehabilitation Act of 1973, the New York State and City Human Rights laws, and the New York Labor Law, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, including but not limited to the Employment Agreement, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing contained in this Agreement shall (i) impair any vested benefits you may have in the Company's 401(k) plan as of December 18, 2007 (together with any accrued earnings in the 401(k) plan to date); or (ii) be construed to prohibit you from bringing appropriate proceedings to enforce this Agreement. You hereby represent and warrant that you have not filed or caused to be filed any complaints, charges or lawsuits against the Company or any of the Releasees, and that no such complaints, charges or lawsuits are pending. By signing this General Release, you further represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

(b) The Company, on behalf of itself and its subsidiaries, hereby knowingly and voluntarily remises, releases and forever discharges you, your heirs, successors and assigns, from any and all Claims, which it ever had, now has, or may hereafter claim to have against you by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement, including, without limitation, any and all Claims of any type that it may have arising under any federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between the Company or any of its subsidiaries and you, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Company, and all Claims for alleged tortious or defamatory conduct; provided, however, that nothing contained in this Agreement (i) shall release you from any Claims for fraud, theft, embezzlement or intentional breach of fiduciary duty, or contribution action(s) in connection with any such Claims, whether brought by the Company or any other entity or person; or (ii) be construed to prohibit the Company from bringing appropriate proceedings to enforce this Agreement. The Company acknowledges that it has no present intention to bring any Claims against you, including any Claims of the nature described in clause (i) above.

9.
You hereby represent and warrant that, with the exception of Louis Zehil of McGuireWoods LLP, former attorneys for the Company, you do not have knowledge of any illegal actions or omissions by any current or former officer, director, employee, agent, attorney, consultant or representative of the Company (including yourself) through the date of the execution of this Agreement that were (individually or collectively) in any way knowingly or intentionally improper, harmful or detrimental to the Company, its business and/or its shareholders, including, without limitation, violations of any laws, regulations or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.

10.
You agree to cooperate fully with the Company and its subsidiaries and affiliates concerning reasonable requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein, and any information required to be disclosed in the Company’s public filings; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences relating to business matters or other work-related issues that transpired while you were employed by the Company, including but not limited to (i) the potential FERC filing against the CAISO in regards to the Company's ability to provide spinning reserve services, including providing a sworn affidavit as to your direct involvement in this matter, following up with Company's FERC counsel and, if required, testifying at FERC; and (ii) the Company's obligations pursuant to subpoenas issued in the action captioned Securities and Exchange Commission v. Zehil, et al., 07 Civ 1439 (LAP). Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company shall notify you in writing as promptly as practicable and at least ten (10) business days prior to the requested date of your consultation or providing documentation (or, if such notice is not possible under the circumstances, with as much prior notice as is possible). A copy of any such notification shall be sent to Chadbourne & Parke LLP, attention of Edward P. Smith, 30 Rockefeller Plaza, New York, NY 10112. The Company further agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with your performance of obligations pursuant to this paragraph for which you have obtained prior, written approval from the Company; provided that if you have submitted a request for prior, written approval to the Company and the Company has not responded to such request, your obligations under this paragraph 10 relating to such reimbursement request will not be required to be performed unless and until you receive a response from the Company. In the event that you provide your services for a total of more than fifteen (15) days, the Company shall pay you for your services for each additional day in excess of fifteen (15) days an amount equal to the daily equivalent of your $225,000 per annum base salary in effect on your last day of employment, provided that you notify the Company in writing at such time as you believe that you have provided in excess of fifteen (15) days, and not to incur any additional time unless (i) approved in writing by the Company, or (ii) if compelled to by legal/administrative process.

11.
Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) business days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) so that the Company may seek a protective order or other appropriate remedy, and you agree to cooperate with the Company in any effort the Company undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained, or the Company waives compliance with this Agreement, you shall furnish only that portion of such subject matter that is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the subject matter to be disclosed.

12.
The Company has advised you to consult with an attorney (including tax counsel) of your choosing prior to signing this Agreement, and you have availed yourself of such right. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the General Release in paragraph 8 above, with an attorney, and in this regard you have consulted with Chadbourne & Parke LLP in connection with your signature of this Agreement. You also understand and agree that the Company is under no obligation to offer you this Agreement and that you are under no obligation to consent to the General Release. You acknowledge and agree that the payment offered by the Company and set forth in paragraph 2 above and other consideration set forth in this Agreement is sufficient consideration to require you to abide with your obligations under this Agreement, including but not limited to the General Release. You represent that you have read this Agreement, including the General Release set forth in paragraph 8, and understand its terms and that you enter into this Agreement freely, voluntarily, and without coercion. The Company acknowledges and agrees that the resolution of the matters under the Employment Agreement and your obligations set forth in this Agreement are sufficient consideration to require the Company to abide by its obligations under this Agreement.

13.
You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in paragraph 8 above, although you may sign and return it sooner if you so desire. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it. You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following your execution of this Agreement (the “Effective Date”). You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect, and you shall have no right to receive any of the payments or benefits provided for hereunder.

14.
The Company confirms and you acknowledge that you were granted options to purchase shares of the Company ("Options") pursuant to the Company's 2006 Stock Option Plan, as amended or restated from time to time (the "Option Plan"), and that this Agreement is not intended to enlarge, reduce, modify or otherwise alter any and all rights and/or obligations you may have with respect to the exercise of such Options in accordance with the terms and conditions of the Option Plan. The Company further confirms that your separation of employment shall be treated like a termination for "Good Reason" for purposes of Section 9(d)(iv)(B) of the Employment Agreement. To the extent permitted by law and applicable regulations, on the third month anniversary of the Payment Date, the Company shall cause to be removed the restrictive transfer legend on the following shares held by you: MMC Energy, Inc., Certificate #671, 25,000 shares; MMC Energy, Inc., Certificate #585, 24,291 shares; MMC Energy, Inc., Certificate #640, 461,534 shares.

15.
It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

16.
No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.

17.
You and the Company shall enter into the Indemnity Agreement in the form attached as Exhibit A hereto, provided that the amount of directors and officers liability coverage for you shall not be less than $5,000,000.

18.
The terms described in this Agreement set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including but not limited to the Employment Agreement, provided, however, that Sections 9(d)(iv)(B) (Termination of Service; Accelerated Vesting), 12 (Confidential Information), 13 (Non-Competition And Non-Solicitation), 14 (Dispute Resolution), 15 (Notice), 16 (Personal Guaranty) and 17 (Miscellaneous) of the Employment Agreement shall not be superseded but rather shall remain in full force and effect as if restated herein. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement. This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company, and shall be governed by and construed and enforced in accordance with the laws of New York, without reference to its choice of law rules.

19.
The Company’s offer to you of this Agreement is not, and shall not be construed as, any admission of liability or of any improper conduct on the part of the Company or any of the Releasees, all of which the Company specifically denies.

20.	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above.

Very truly yours, MMC Energy, Inc.

/s/ Denis Gagnon
By: Denis Gagnon
Title: Chief Financial Officer

Agreed to and Accepted:

/s/ Karl W. Miller
Karl W. Miller
Dated: 2/7/08